Exhibit 99.1

FEBRUARY 2017 UNLOCKING VALUE FOR RAIT SHAREHOLDERS NEXPOINT REAL ESTATE ADVISORS AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

INTRODUCTION: SHAREHOLDERS NEED A CHANGE IN STATUS QUO

EXECUTIVE SUMMARY & AGENDA

Per the request of Mr. Malter, the Lead Director and Chairman of the Board, in his letter dated December 8, 2016 requesting additional information on NexPoint Real Estate Advisors, LP's ("NexPoint") proposal to externalize management of RAIT Financial Trust ("RAIT" or "RAS") to NexPoint, we are pleased to present this overview to the RAIT Board.

- Discussion of recent events and key challenges facing RAIT
- Potential structure for a strategic transaction with NexPoint
- Discussion of potential benefits for RAIT shareholders
- Additional information on Highland, NexPoint and NexBank

OBSERVATIONS ON RAIT'S RELATIVE PERFORMANCE

- Substantial, long-term underperformance relative to peers
- Complex business with no articulated long-term strategy
- Outsized G&A and compensation expense
- Lack of defined niche
- High balance sheet leverage and escalating cost of capital
- Limited confidence in dividend sustainability after 50% cut
- Seemingly indiscriminant capital allocation
- Lack of transparency from consolidated financial statements

HISTORICAL RAIT SHARE PRICE & DIVIDEND YIELD



$10.00
7.50
5.00
2.50
0.00
$7.67
9.4%
Dividend Cut: 12/8/2015
20.0%
15.0%
10.0%
5.0%
9.9%
$3.65
12/31/14
06/02/15
11/02/15
04/03/16
09/03/16
02/03/17
RAIT Share Price
RAIT Dividend Yield

TOTAL RETURN VS PEERS



150
125
100
75
50
25
0
Dividend Cut: 12/8/2015
13.7%
(38.2%)
12/31/14
06/02/15
11/02/15
04/03/16
09/03/16
02/03/17
RAIT
Peer Set (1)

SOURCE: RAIT FILINGS, FACTSET AND SNL FINANCIAL AS OF 2/3/2017
(1) COMMERCIAL MORTGAGE REIT PEERS INCLUDE ABR, ACRE, ARI, BXMT, CLNY, LADR, RSO and STWD

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

RAIT HISTORICAL TIMELINE



RAIT HISTORICAL SHARE PRICE & RECENT EVENTS
37.2% negative total return since 12/31/2014
RAIT Share Price
Volume (000s)
$12
$10
$8
$7.67
$6
$4
$2
$0
10,000
8,000
6,000
4,000
2,000
0
$3.65
12/31/14
3/17/15
6/2/15
8/17/15
11/2/15
1/17/16
4/3/16
6/18/16
9/3/16
11/18/16
2/3/17
1/6/15: RAIT discloses SEC settlement over improper exchange transactions from March 2009 to November 2012; settlement includes divestment of Taberna
2Q 15: CAD of $0.21/share represents increase of $0.03/share from 1Q 15
7/30/15: RAIT announces offering of 8MM shares
3Q 15: CAD of $0.20/share represents decline of $0.01/share from 2Q 15
11/4/15: Michael Malter joins RAIT Board
12/8/15: RAIT cuts quarterly dividend from $0.18/share to $0.09/share
2/25/16: CAD of $0.19/share represents decline of $0.01/share from 3Q 15
5/9/16: CAD of $0.14/share represents decline of $0.05/share from 4Q 15
6/13/16: Initial Highland outreach letter to RAIT
9/27/16: IRT internalization and appointment of Scott Davidson as CEO announced
8/5/16: CAD of $0.12/share represents a decline of $0.02/share from 1Q 16
10/18/16: Michael Malter replaces Scott Schaeffer as Chairman
11/3/16: CAD of $0.12/share represents no change from 2Q 16
11/10/16: Highland publicly files letter proposing strategic transaction with RAIT

SOURCE: RAIT FILINGS, FACTSET AND SNL FINANCIAL AS OF 2/3/2017
NOTE: 2Q 2015 and 3Q 2015 CAD/SHARE FIGURES TAKEN FROM 2Q 2016 and 3Q 2016 EARNINGS RELEASES, RESPECTIVELY; RAIT CHANGED ITS CAD CALCULATION TO EXCLUDE THE IMPACT OF REAL PROPERTY SALES BEGINNING IN 1Q 2016

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

RAIT GOVERNANCE SHOWS LITTLE DEFERENCE TO SHAREHOLDERS

1 AMENDED BYLAWS DISENFRANCHISE SHAREHOLDERS

"On November 16, 2016, the ***Board of Trustees of RAIT Financial Trust, a Maryland Real Estate Investment Trust, approved amendments to amend and restate the Trust's bylaws****, effective as of November 16, 2016."*

– RAIT Financial Trust Form 8-K filed with the Securities and Exchange Commission and dated November 16, 2016

Bylaws amended one week after NexPoint proposed a strategic transaction with RAIT

2 LATE DISCLOSURE OF IRT MARGIN LOAN

"We expect to receive approximately $77.1 million in proceeds for the Stock Repurchase and ***expect to use up to $51.5 million to repay indebtedness collateralized by the shares of IRT common stock****…"*

– RAIT Financial Trust Form 8-K filed with the Securities and Exchange Commission and dated September 27, 2016

First indication that RAIT's interest in IRT had been held on margin and was not previously disclosed in filings (which represented ~16.6% of the equity market cap at the time)

3 FAILURE TO MAXIMIZE VALUE OF IRT STAKE

INTERNALIZATION AND REPURCHASE OF IRT STOCK ($MM)	
Internalization Fee Paid to RAIT	$43.0
Proceeds from Share Repurchase (@ $8.55 per IRT Share)	62.0
Gross Proceeds to RAIT	**$105.0**
LESS: Repayment of Loan Collateralized by IRT Shares[1]	(43.7)
Net Proceeds to RAIT	**$61.3**
Net Proceeds from Share Repurchase (@ $10.63 per share)[2]	$76.4
Delta (*i.e.*, Value Destruction to RAIT Shareholders)	**$15.1**

Potentially ~$15 million of incremental value could have been achieved for RAIT shareholders if not part of an IRT marketed stock offer that represented ~36% of IRT's float

"….announcement of a transformative transaction to unlock shareholder value by monetizing RAIT's interest in Independence Realty Advisors, LLC, the external advisor of Independence Realty Trust, Inc. (NYSE MKT:IRT), a transaction that is ***expected to result in RAIT ultimately receiving $120 million in gross proceeds, before fees and expenses.****"*

– RAIT Financial Trust Press Release dated November 11, 2016

Company response did not address margin loan and continued to focus on gross, rather than net proceeds

SOURCE: RAIT FINANCIAL TRUST FORM S-11 FILED WITH THE SECURITIES AND EXCHANGED COMMISSION AND DATE JUNE 5, 1998
(1) REFLECTS DEBT RETIREMENT BASED ON Q3 EARNINGS CALL REPRESENTING A PORTION OF THE UP TO $51.5MM MARGIN LOAN DISCLOSED IN THE FORM 8-K DATED 9/27/2016
(2) REFLECTS IRT PRICE PER SHARE PRIOR TO ANNOUNCEMENT OF FOLLOW-ON OFFERING

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

NEXPOINT'S PLAN: EXTERNALIZATION & SIGNIFICANT INVESTMENT

1 Merge RAIT into newly formed vehicle ("NewCo") that is externally managed by NexPoint Real Estate Advisors, LP(1)

- **Initial two-year management agreement**
  - Renewable for successive two-year periods after the initial term
  - Terminable with 60 days' notice by majority of the board or shareholders
- **Annual asset management fee of 1.5% on common and preferred stockholders' equity (excluding Series D)**
  - Payable monthly, expected to be ~$7.5 million annually
- **No incentive fees or termination fees**
  - Any incentive plans to be approved by NewCo's shareholders
- **Total Annual G&A and compensation expense capped at 1% of gross assets**
  - Cap is expected to be ~$25 million annually **(vs. ~$39 million currently(2))**
  - Asset management fee included within expense cap

2 NexPoint will invest up to $30 million in RAIT at a 15% premium to RAIT's 30-day VWAP

- **Subject to receipt of an ownership waiver from 8.3% currently**
- **In exchange for (i) proportionate ownership, (ii) board representation and (iii) right to serve as the external manager**

- ***Most large cap mREIT peers are externally managed and have been more successful than RAIT in generating value for shareholders***
- ***NexPoint has successfully created a shareholder friendly external management structure with NexPoint Residential Trust, Inc., which was the best performing REIT in the MSCI US REIT Index in 2016, generating 77.1% total returns***

(1) AS FURTHER DESCRIBED WITH BACKGROUND DETAIL ON PAGE 10.
(2) REFLECTS REVENUE, G&A AND COMPENSATION EXPENSE FOR THE 9 MONTHS ENDED 9/30/2016 ANNUALIZED AT A ~1.33X MULTIPLE

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

NEXPOINT'S PLAN: REDUCE G&A, SELL REO, DELEVER, REINVEST

Following the proposed transaction, NexPoint will look to maximize shareholder value by:

1 Exit Property Management Business to Reduce Overhead Expense

- **Property management business not required to support NewCo's successful future as a mREIT**
- **Scale benefits to leveraging NexPoint's and affiliates' mortgage banking relationships vis-à-vis internal originators**
  - RAIT's internal originations of ~$28 million for the 9 months ended 9/30 compares to ~$17 million in compensation expense
- **Expense cap will ensure targeted G&A reductions are achieved**
  - Centralize operations in Dallas and New York
- **Consider dividend increase to the extent CAD accretion is achieved**

2 Sell REO Assets and Focus on Deleveraging

- **Optimize/sell REO property which has required the continuation of the property management platform**
- **Use proceeds to (i) pay down debt and/or (ii) redeem expensive and unnecessary preferred shares**
- **Manage RAIT toward optimal capital structure while focusing on maintaining stable book value**

3 Begin Providing Financing Solutions to CRE Market Again

- **Use proceeds from NexPoint investment and remaining capital after asset sales (if any) to begin lending again**
  - NexPoint and its affiliates have a longstanding track record of investing in and lending to CRE owners and users with unlevered annualized returns of 11.93%[(1)]
- **Expand niche products – DST structures, secondary recaps of funds / partnerships, high-volatility construction loans (HVCRE), etc.**

4 Utilize Infrastructure, Scale & Expertise of NexPoint Network

- **Streamline loan servicing, origination and CMBS businesses through utilizing existing NexPoint resources**
- **Leverage the affiliate network of NexPoint (Highland/NexBank SSB) to access target assets**
- **Utilize mortgage banking relationships with CBRE, JLL, HFF, etc. to "fill the gaps" where necessary**

Estimated synergies of at least 50% over ~18-24-months would potentially increase pro forma CAD/share by >20% providing flexibility with respect to RAIT's capital allocation strategy

(1) ANNUALIZED RETURN FOR NEXPOINT REAL ESTATE CAPITAL, LP, AN AFFILIATE OF NEXPOINT REAL ESTATE ADVISORS, AS OF 12/31/2016

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

RAIT/NEXPOINT: A VALUE ENHANCING PATH FORWARD Potential opportunity for earnings accretion of >20% (holding RAIT’s ILLUSTRATIVE RAIT PRO FORMA CAD PER SHARE 2016E CAD multiple constant) through reduced (i) G&A, (ii) improved ($ in MM, except per share figures) 9 Mos. Ended Annualized (2) capital structure and/or (iii) enhanced origination execution 9/30/2016 Annl’d per Share (3) Net Income (Loss) Available to Common Shares ($25.4) ($33.9) ($0.37) • G&A expense of ~18% of RAIT’s LTM revenue at high end of peers(1) CAD Adjustments, Net 59.5 79.3 0.87 Cash Available for Distribution $34.0 $45.4 $0.50 o Implied ~$20 million of savings from 50% G&A reduction Adjustments Under HCM Proposal Plus: RAIT G&A & Compensation Expense (4) $29.4 $39.2 $0.43 o Expense cap would limit total G&A to ~$25 million annually Less: Estimated HCM Pro Forma G&A Expense (14.7) (19.6) (0.21) Net Pro Forma G&A with Effect of 50% Synergies $14.7 $19.6 $0.21 • Limited observed value being ascribed to RAIT’s internal Less: Property Mgmt. Fees @ 20.0% Margin (1.8) (2.3) (0.03) management structure or the third party fee generation Less: Fees Paid to RAIT by IRT (5.5) (7.3) (0.08) Pro Forma CAD (incl. HCM Synergies) $41.5 $55.3 $0.61 • Most mREITsare externally managed evidencing acceptance by CAD Accretion 21.9% CAD Dividend institutional shareholders Implied Trading Metrics (5) Analysis Analysis • Proven management platform of scale in NexPointwith access to RAIT Annl’d CAD /Dividend per Share $0.50 $0.36 Implied RAIT CAD Multiple / Dividend Yield 7.3x 9.9% market leading network to drive origination Memo: Implied RAIT CAD Payout Ratio (5) 72% LTM G&A AS A % OF REVENUE VS. PEERS(1) ILLUSTRATIVE SHARE PRICE ANALYSIS(6) 36.5% Pro Forma CAD / CAD per Share 32.7% 31.6% Current Pro Forma $45.4 $50.3 $55.3 $60.3 18.6% 18.4% 18.1% 17.0% 17.0% 15.9% 0.50 0.55 0.61 0.66 9.1% Yield 9.9% $3.65 $4.05 $4.45 $4.85 9.0% 4.00 4.43 4.87 5.32 RAS Pro Forma Dividend 8.0% 4.50 4.99 5.48 5.98 SOURCE: RAIT FILINGS, FACTSET AND SNL FINANCIAL AS OF 2/3/2017 (1) COMMERCIAL MORTGAGE REIT PEERS INCLUDE ABR, ACRE, ARI, BXMT, CLNY, LADR, RSO and STWD (2) RAIT REFLECTS REVENUE, G&A AND COMPENSATION EXPENSE FOR THE 9 MONTHS ENDED 9/30/2016 ANNUALIZED AT A ~1.33X MULTIPLE (3) PER SHARE DATA IS BASED ON ~91.1MM SHARES OUTSTANDING AS OF 9/30/2016 (4) ESTIMATED SYNERGIES BASED ON OBSERVED 1H 2016 RAS G&A COMPENSATION EXPENSE OF $25.6 MILLION (~$51.3MM ON AN ANNUALIZED BASIS)THAT WOULD  IMPLY >30% CAD ACCRETION (5) IMPLIED TRADING METRICS BASED ON RAIT SHARE PRICE AS OF 2/3/2017 6 (6) ILLUST. SHARE PRICE ANALYSIS ASSUMES RAIT MAINTAINS CAD PAYOUT RATIO OF ~72% (EXCL. VALUE ASCRIBED TO THE IRT CONTRACT & PROPERTY  MANAGEMENT VALUE OF ~$43MM) AN AFFILIATE OF

NEXPOINT'S PROPOSAL IS HIGHLY COMPELLING VS. STATUS QUO

	NexPoint Proposal	Status Quo	Comments
Management Structure	• External • No incentive or termination fees • Terminable by Board/shareholder majority	• Internal • New CEO has been part of executive team for the last six years of operating challenges and significant stock underperformance	✓ External management consistent with large cap public peers (Blackstone, Starwood, Apollo and Ares)
Ownership	• Currently ~6% of common stock • Proposal to increase interest significantly through up to $30 million investment	• ~1% held by Management & Trustees	✓ Additional investment from one of RAIT's largest shareholders further increases alignment
G&A & Comp. Expense	• Proposed expense cap at 1% gross assets • Estimated ~$25 million cap includes asset management fee • No incentive fees or termination fees	• ~$39 million on an annualized basis, or ~18% of revenue(1) • ~$17 million of compensation expense with only ~$28 million of issued loans(1)	✓ Meaningful savings to (i) enhance CAD and (ii) support future dividend increases
Shareholder Engagement	• History of strong disclosure and active outreach at NXRT well received by shareholders/analysts • Achieving goals set by management • Analysts coverage increased to four over the last 12-months (all with "Buy" ratings)	• Limited communication on recent disclosures and corporate governance changes • Analyst coverage at five with three "Hold" and two "Buy" ratings	✓ Ability to re-engage shareholder base with an attractive path forward for RAIT
Business Plan	• Exit property management business • Sell REO assets • De-lever through business/asset sales • Invest up to ~$30 million into RAIT to underwrite new business, as well as other capital allocation alternatives • Implement expense cap • Leverage scale of NexPoint and network created by Highland/NexBank/SSB	• **No updated information on overhead or business plan since announced IRT internalization in August 2016** • Very limited underwriting activity in 2016 draws attention to G&A burden • Continued focus on conduit lending activity	✓ Identified and executable business strategy with meaningful shareholder value creation opportunity

SOURCE: RAIT FILINGS, FACTSET AND SNL FINANCIAL AS OF 2/3/2017
(1) REFLECTS REVENUE, G&A AND COMPENSATION EXPENSE FOR THE 9 MONTHS ENDED 9/30/2016 ANNUALIZED AT A ~1.33X MULTIPLE

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

WHO IS NEXPOINT REAL ESTATE ADVISORS?

AN AFFILIATE OF

INTRODUCTION TO HIGHLAND CAPITAL MANAGEMENT, L.P.

HIGHLAND CAPITAL MANAGEMENT, L.P.

Founded in 1993, Highland is an SEC-registered investment adviser which, together with our affiliates, has approximately $14.8 billion of assets under management. We are one of the largest and most experienced global alternative credit managers. Our firm specializes in credit strategies, such as credit hedge funds, long-only funds and separate accounts, distressed and special situations private equity, real estate, and collateralized loan obligations (CLOs). Highland also offers alternative investments, including emerging markets, long/short equities, and natural resources. Highland's diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Our firm is headquartered in Dallas, Texas and maintains offices in New York, Sao Paulo, Singapore, and Seoul.

Highland blends a top-down risk management framework with the foundation of robust bottoms up research across the portfolio. Our time-tested investment process is rooted in our ability to identify mispricing through robust fundamental analysis, proactive diligence, monitoring and very nimble trading capabilities. The Investments team is comprised of industry focused research professionals with an average of approximately 11 years of investment experience. These professionals are responsible for reviewing existing investments, evaluating opportunities across issuer capital structures and monitoring trends within those industries. We maintain investment thesis and sell-discipline, as well as strive for alpha by avoidance. Finally, our active and focused portfolio management process drive our bold decision making and has been a key driver of creating alpha in the strategy over time.



Bonds
5%
CLO Debt and Equity
12%
Equities
20%
TOTAL AUM
$14.8 Billion1
63%
Loans

$14.8 BILLION
IN ASSETS UNDER MANAGEMENT[1]

MORE THAN 130
INVESTMENT, ACCOUNTING, COMPLIANCE, LEGAL AND HUMAN RESOURCE PROFESSIONALS[2]

DALLAS
NEW YORK
SAO PAULO
SINGAPORE
SEOUL

(1) AS OF 12/31/2016, INCLUSIVE OF HIGHLAND CAPITAL MANAGEMENT, L.P. AND AFFILIATES, BASED ON FEE CALCULATION AUM
(2) SOME, BUT NOT ALL, OF THE PROFESSIONALS WILL PROVIDE SERVICES THROUGH A SHARED SERVICES AGREEMENT BETWEEN NEXPOINT REAL ESTATE ADVISORS, L.P. AND HIGHLAND CAPITAL MANAGEMENT, L.P. THE SHARED SERVICES CONTRACT WILL BE INCLUDED IN THE G&A CAP PROPOSED IN NEXPOINT'S PLAN TO RAIT'S BOARD OF DIRECTORS

9
AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

INTRODUCTION TO NEXPOINT REAL ESTATE ADVISORS



NXRT
LISTED
NYSE
NEXPOINT
RESIDENTIAL TRUST
NXRT
LISTED
NYSE

NEXPOINT REAL ESTATE ADVISORS AND AFFILIATES

NexPoint Real Estate Advisors, L.P. ("NexPoint") is an affiliate of Highland Capital Management and was created to manage Highland's Real Estate platform. The NexPoint Real Estate team has completed over 90 transactions with more than $2.3 billion[(1)] invested since 2014. Our investment team has a combined 70 years of investment experience with some of the worlds most sophisticated institutions and investors in the following asset classes: real estate, private equity, alternatives, credit and equity.

The Advisor and its affiliates currently manage a publicly traded REIT, NexPoint Residential Trust, Inc. (NYSE:NXRT), with approximately $1 billion in multifamily real property located in the Southeast and Southwest United States.



PREFERRED EQUITY/MEZZ
$806M
REAL ESTATE
$2.3B(1)
EQUITY
$1.45B

10

(1) AS OF 12/31/2016, INCLUSIVE OF NEXPOINT REAL ESTATE ADVISORS, L.P. AND ITS AFFILIATES. DOLLAR AMOUNTS REPRESENT GROSS REAL PROPERTY VALUE

AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

WHO IS NEXBANK CAPITAL? AN AFFILIATE OF

INTRODUCTION TO NEXBANK CAPITAL, INC.

NexBank™

NexBank Capital, Inc. ("NexBank") is a financial services company with assets of $4.6 billion and whose primary subsidiary is a commercial bank. NexBank provides commercial banking, mortgage banking, investment banking and corporate advisory services to clients throughout the U.S. NexBank primarily serves institutional clients and financial institutions and is also committed to serving the banking and financial needs of large corporations, middle-market companies and real estate investors.

KEY FACTS:

- Affiliated with Highland Capital Management through common ownership
- 4th largest bank in Dallas, Texas and 13th largest bank in the state of Texas[1]
- Legal lending limit of $87 million with syndication capabilities for larger transactions
- **Mortgage banking volume exceeded $1.85 billion in 2013, $2.19 billion in 2014, and $3.48 billion in 2015 (as compared to $1.00B for RAIT in 2015)**
- $4.3 billion of 1-4 family residential loans serviced for others (FNMA, FHLMC, GNMA)
- Agency Services manages over $2 billion in corporate loans

BUSINESS LINES

COMMERCIAL BANKING	MORTGAGE BANKING	INSTITUTIONAL SERVICES
REAL ESTATE LENDING	WAREHOUSE LINES	FINANCIAL INSTITUTIONS
CORPORATE LENDING	WHOLESALE AND CORRESPONDENT CHANNELS	PUBLIC FUNDS
SPECIALTY FINANCING	JUMBO SOLUTIONS	CORPORATE FINANCE
TREASURY MANAGEMENT	MSRs	CUSTOMIZED DEPOSIT SERVICES
		PROPERTY MANAGEMENT

NATIONAL RANKINGS

#1 in Core Deposits[2]

#3 in Net Loans and Leases[2]

#7 in Core Revenue[2]

#1 ROAA Subchapter S Bank with more than $1 Billion in Assets[3]

#1 ROAE Subchapter S Bank with more than $1 Billion in Assets[3]

#2 Residential Real Estate Lender: "Top 25 Residential Real Estate Lenders Ranked by Total Profitability"[4]

Superior bank quality rating with a perfect score of 300[5]

NEXBANK'S CRE FOCUSED TEAM	
Credit	6 Credit Officers 1 Credit Analyst
Underwriting	4 Underwriters 6 Contract Underwriters 2 Client Advocates
Risk Management	1 Risk Officer
Sales	1 SVP 2 VPs

(1) SNL FINANCIAL, BASED ON TOTAL ASSETS AS OF 12/31/2016 FOR BANKS HEADQUARTERED AND OPERATING IN TEXAS (NEXBANK SSB)
(2) BANK DIRECTOR MAGAZINE, 2014 GROWTH LEADERS RANKING (NEXBANK CAPITAL, INC.)
(3) ICBA INDEPENDENT BANKER MAGAZINE, 2016 THE BEST OF THE BEST (NEXBANK SSB)
(4) BANK DIRECTOR MAGAZINE'S FOCUSED STRATEGY RANKING FROM 2ND QUARTER 2016 (NEXBANK CAPITAL, INC.)
(5) IDC FINANCIAL PUBLISHING, INC. FROM 3RD QUARTER 2016 (NEXBANK SSB)

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

GROWTH & PERFORMANCE

Asset & Deposit Growth[1]
(2013-2016)



$5,000MM
$4,000MM
$3,000MM
$2,000MM
$1,000MM
$0MM
Loans
Deposits
Assets
2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2 2014Q3 2014Q4 2015Q1 2015Q2 2015Q3 2015Q4 2016Q1 2016Q2 2016Q3 2016Q4

Portfolio Concentration[1]
(As of 12/31/2016)

SF 1-4	**$**	**1,069.1**	**38%**
Warehouse	$	151.9	5%
Whole/Corr.	$	187.2	7%
SNCs	$	508.5	18%
CRE	$	521.1	18%
C&I	$	278.7	10%
Other	$	108.6	4%
Total Portfolio	**$**	**2,825.1**	**100%**

NPAs / Assets[2]
(2013-2016)



NPAs / Assets
2.0 %
1.5 %
1.0 %
0.5 %
0.0 %
0.01 0.01 0.01 0.04 0.03 0.11 0.04 0.18 0.14 0.13 0.12 0.13 0.11 0.06 0.03 0.03
2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2 2014Q3 2014Q4 2015Q1 2015Q2 2015Q3 2015Q4 2016Q1 2016Q2 2016Q3 2016Q4

Net Income & ROAE[1]
(2013-2016)



Net Income
ROAE
$90MM
$60MM
$30MM
$0MM
40.0 %
30.0 %
20.0 %
10.0 %
0.0 %
13 %
23 %
34 %
36 %
$12
$26
$53
$83
2013Y 2014Y 2015Y 2016Y

(1) NEXBANK CAPITAL, INC.
(2) NEXBANK SSB

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AN AFFILIATE OF HIGHLAND CAPITAL MANAGEMENT

CRE PORTFOLIO OVERVIEW CRE PORTFOLIO CONCENTRATION(1) NNN PORTFOLIO(1) Construction 4% WAVG Lease Term 17.0 years Current LTV: 65% Land1% 1?4 Family (Investor)6% Warehouse1% WAVG Loan Term 5.7 years < 60 > 70 15% 25% Other6% Rate 4.18% 60 to 70 Loan Type Fixed 60% Retail8% NNN/NN Leased44% Office12% NNN PORTFOLIO –STATE CONCENTRATION(1) Multi?Family 18% Top Ten States Booked State ($MM) TX 50.5 AZ 14.6 GA 12.8 PA 12.3 FL 10.0 KY 9.4 OK 8.5 TN 7.7 OR 6.4 NC 6.3 14 (1) NEXBANKSSB PORTFOLIO AS OF 12/31/2016 AN AFFILIATE OF

CONTACT INFORMATION NEXPOINT REAL ESTATE ADVISORS 300 Crescent Court, Suite 700 Dallas, TX 75201 Phone: 972.628.4100 Fax: 972.628.4147 15 AN AFFILIATE OF